May 2013 Pricing Sheet dated May 6, 2013 relating to Preliminary Pricing Supplement No. 792 dated May 6, 2013 to Registration Statement No. 333-178081 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities
Trigger Jump Securities due May 29, 2015 Based on the Value of the S&P GSCI® Cotton Index – Excess Return
PRICING TERMS – MAY 6, 2013
Issuer:	Morgan Stanley
Aggregate principal amount:	$7,000,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	May 6, 2013
Original issue date:	May 9, 2013 (3 business days after the pricing date)
Maturity date:	May 29, 2015
Index:	S&P GSCI® Cotton Index – Excess Return
Payment at maturity:	•
If the final index value is greater than 43.57539, which is 90% of the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the upside payment.

•
If the final index value is less than or equal to 43.57539, which is 90% of the initial index value but greater than or equal to the downside threshold, you will receive your $1,000 stated principal amount at maturity.

•
If the final index value is less than the downside threshold, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 × index performance factor.  This amount will be less than $800 and could be zero.

Upside payment:	$142 per security (14.20% of the stated principal amount)
Downside threshold:	38.73368, which is 80% of the initial index value
Index performance factor:	final index value / initial index value
Initial index value:	48.4171, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	May 26, 2015, subject to postponement for non-index business days and certain market disruption events
CUSIP:	6174824T8
ISIN:	US6174824T89
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.

Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$1,000	$2.50	$997.50
Total	$7,000,000	$17,500	$6,982,500
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $2.50 for each security they sell.  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Pricing Supplement No. 792 dated May 6, 2013
Prospectus Supplement dated November 21, 2011    Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.